EXHIBIT 99.2

                  BIGSTRING CORPORATION ACQUIRES DAILYLOL.COM,
                    A FAST-GROWING INTERNET VIRAL VIDEO SITE

         RED BANK, NJ, December 12 - BigString Corporation (OTCBB: BSGC) announced today the acquisition of DailyLOL.com., a viral video website that provides humorous videos, games and pictures. The website will become part of, and complement, BigString Interactive, the company's entertainment portal.

         DailyLOL.com was launched approximately two months ago and has averaged up to 30,000 unique visitors a day. Chris Ruesink, founder of DailyLOL.com, commented that, "Traffic has been growing exponentially and could achieve one million unique visitors per month in its first quarter of operations. Growth of viral video sites such as Dorks.com, owned by Handheld Entertainment Inc., and Google's recent purchase of YouTube makes this a very exciting time for user generated content."

         Mr. Ruesink, as a consultant to BigString, will continue to promote and manage the website. His past work includes co-founding DailyHaHa.com, a high traffic page for daily videos, which is frequently accessed through Google, and providing consulting services to Break.com and Savvy.com, two video and humor websites.

         Darin M. Myman, president and chief executive officer of BigString, commented that, "In less than three months, DailyLOL.com has become one of the leading Web destinations for those individuals searching for humor. This acquisition adds considerable strength to our overall interactive online offerings. It not only brings significant traffic to the BigString family but also leverages our existing user base and introduces our recallable, erasable and trackable email product to a larger audience. Unlike most viral video sites, DailyLOL is already generating advertising revenue."

         BigString Corporation, owner and operator of BigString.com, is a provider of user-controllable email services. In addition to permitting users to send recallable, erasable and self-destructing emails, BigString's patent-pending technology allows emails and pictures to be rendered non-printable or non-savable. This can be done before or after the recipient reads it, no matter what Internet service provider is being used. BigString Interactive, Inc., a wholly-owned subsidiary of BigString Corporation, operates an interactive entertainment portal that contains live streaming audio and video programming that can be controlled by the Internet audience.

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com Howard Greene, Greene Inc., 516-825-0400, greenepr@aol.com